Exhibit 99.1

For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
2144 E Republic Road, Suite F200 Springfield, MO 65804 417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. COMPLETES
THE ACQUISITION OF HOMETOWN BANCSHARES, INC.

SPRINGFIELD, MO – (April 2, 2018)--Guaranty Federal Bancshares, Inc. (NASDAQ: GFED), the holding company (the “Company”) for Guaranty Bank, today announced the completion of its previously announced acquisition of Carthage, Missouri-based Hometown Bancshares, Inc. ("Hometown"), the parent of Hometown Bank, National Association. As a result of the transaction, Hometown Bank, National Association is now a wholly owned subsidiary of the Company. The transaction increases the Company’s total assets to approximately $980 million, based on information as of December 31, 2017. The transaction was first announced on December 1, 2017.

As a result of the merger, each share of Hometown common stock issued and outstanding was converted into the right to receive $20.00 in cash. The aggregate transaction value was approximately $4.6 million.

Shaun A. Burke, President and Chief Executive Officer of the Company stated, “We are very pleased to announce the completion of the Hometown Bancshares acquisition and to welcome our new teammates to Guaranty Bank. We look forward to growing relationships with the current Hometown customers and to serving many new customers across our 18-branch footprint in southwest Missouri.”

Lonnie Heckmaster, President of Hometown said, “We are pleased that Hometown will be joining Guaranty. Hometown and Guaranty share a similar culture as well as a shared vision of community banking, with an emphasis on the customer. This merger will allow us more capital and banking products to better serve the communities we committed to when we created Hometown Bank 19 years ago.”

Financial advisors involved in the transaction were Raymond James & Associates, Inc., representing the Company, and The Capital Corporation, representing Hometown.

Legal representation in the transaction included Barack Ferrazzano Kirschbaum & Nagelberg LLP for the Company and Stinson Leonard Street LLP for Hometown.

About Guaranty Federal Bancshares, Inc.

Following the completion of the merger, Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has two subsidiary corporations offering full banking services, Guaranty Bank and Hometown Bank, National Association, with a total of 18 branch banking offices located in Missouri. Guaranty Bank is headquartered in Springfield, Missouri, and has 11 full-service branches in Greene, Christian and Jasper Counties and a loan production office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. Hometown Bank, National Association, serves the communities of Carthage, Joplin, Neosho, Oronogo and Pineville through its 7 locations. For more information about Guaranty Federal Bancshares, Inc. and its subsidiaries, visit www.gbankmo.com.

Cautionary Language Concerning Forward-Looking Statements

Guaranty may from time to time make written or oral “forward-looking statements,” including statements contained in Guaranty’s filings with the SEC, in its reports to stockholders and in other communications by Guaranty, which are made in good faith by Guaranty pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of Guaranty’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond Guaranty’s control). The following factors, among others, could cause Guaranty’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the ability to successfully manage and integrate any future acquisitions if and when Guaranty’s board of directors and management conclude any such acquisitions are appropriate; the strength of the United States economy in general and the strength of the local economies in which Guaranty conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for Guaranty’s products and services; Guaranty’s success in gaining regulatory approval of our products and services, when required; the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; changes in consumer spending and saving habits; Guaranty’s success at managing the risks resulting from these factors; and other factors set forth in reports and other documents filed by Guaranty with the SEC from time to time.

###